Exhibit 7

Execution Version

FIRST AMENDMENT

TO THE

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

RICE ENERGY HOLDINGS LLC

This FIRST AMENDMENT (this “Amendment”), dated December 9, 2015, to the Amended and Restated Limited Liability Company Agreement of Rice Energy Holdings LLC, a Delaware limited liability company (the “Company”), dated as of January 29, 2014 (the “LLC Agreement”), is made and entered into in accordance with Section 11.2 of the LLC Agreement. Except as otherwise defined herein, capitalized terms used herein shall have the definitions ascribed to them in the LLC Agreement.

WHEREAS, the First Scheduled Distribution occurred on September 16, 2014; WHEREAS, the Second Scheduled Distribution occurred on September 16, 2015; and

WHEREAS, prior to the third anniversary of the First Distribution Date, the Board may amend Section 4.3 of the LLC Agreement with the prior consent of Rice Energy and NGP.

NOW, THEREFORE, each of the Board, Rice Energy and NGP hereby agrees to amend the Agreement as follows:

1. Notwithstanding anything to the contrary in the LLC Agreement (including Section 4.3(a) thereof), the Company may make a distribution (the “Interim Distribution”) to Rice Energy of up to 15,000,000 shares of common stock of PublicCo held by the Company (such shares so distributed in the Interim Distribution and as adjusted from time to time as set forth in Sections 3 and 4, the “Interim Credited Shares”) at any time prior to the Third Scheduled Distribution; provided, however, that prior to the date of the Third Scheduled Distribution, Rice Energy shall not Transfer any of the Interim Credited Shares other than pledges as collateral under, or Transfers pursuant to (or as required by), any credit or loan agreement entered into by Rice Energy in existence as of the date hereof (and any other agreements entered into in connection with any such credit or loan agreement).

2. The definition of “Distributable Amounts” is hereby amended and restated in its entirety as follows:

““Distributable Amounts” shall mean, as of the date of determination, the aggregate of (a) available cash of the Company, and (b) the product of (i) the sum of (A) the number of shares of common stock of PublicCo held by the Company plus (B) the Credited Shares plus (C) the Interim Credited Shares, in each case, as of such date, multiplied by (ii) the Distributable Amount Value, in excess of the liabilities of the Company on such date, in each case as determined by the Board.”

3. If the Interim Credited Value is greater than zero on the date of the Third Scheduled Distribution or the Fourth Scheduled Distribution, any distribution payable to Rice Energy on such date shall be deemed satisfied to the extent of such Interim Credited Value. The “Interim Credited Value” shall mean, as of the date of determination, (x) the number of Interim Credited Shares (after giving effect to any reduction pursuant to Section 4 below) multiplied by (y) the Distribution Amount Value determined as of such date. Following the date of the Third Scheduled Distribution, the number of Interim Credited Shares shall be reduced by an amount equal to the quotient of (x) the distribution payable to Rice Energy in connection with such Scheduled Distribution Date (without giving effect to this Section 3) divided by (y) the Distributable Amount Value as of such Scheduled Distribution Date.

4. If, on the date of each of the Third Scheduled Distribution and the Fourth Scheduled Distribution, the Company does not have assets sufficient to meet its obligations to the Members other than Rice Energy under Section 4.3(a)(iii) or Section 4.3(a)(iv) of the LLC Agreement, as applicable, then Rice Energy shall promptly contribute to the Company a number of shares of common stock of PublicCo equal to the lesser of (a) the number of Interim Credited Shares and (b) the number of shares of common stock of PublicCo equal to (x) the number of shares of common stock of PublicCo the Company is required to distribute to the Members other than Rice Energy under Section 4.3(a)(iii) or Section 4.3(a)(iv) of the LLC Agreement, as applicable, on such Scheduled Distribution Date minus the number of shares of common stock of PublicCo that the Company has distributed to the Members other than Rice Energy on such Scheduled Distribution Date (prior to giving effect to this Section 4). The Interim Credited Shares shall be reduced share-for-share by the number of shares contributed to the Company by Rice Energy pursuant to this Section 4.

5. This Amendment will be binding upon, and will inure to the benefit of, the Members and all other parties to the LLC Agreement and their respective successors and assigns.

6. Except as hereby amended, the LLC Agreement shall remain in full force and effect.

7. This Amendment will be governed by, and interpreted in accordance with, the laws of the State of Delaware (without regard to conflict of laws principles), all rights and remedies being governed by such laws.

8. This Amendment may be signed by facsimile or other electronic means (including PDF) and in one or more counterparts, each of which shall be deemed an original and all of which shall constitute a single instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has caused this Amendment to be executed with effect as of the date first above written.

RICE ENERGY IRREVOCABLE TRUST

By:	/s/ Jay Rosenbaum
Name:	Jay Rosenbaum
Title:	As Trustee Only and Not Individually

NGP RICE HOLDINGS LLC

By:	/s/ Scott Gieselman
Name:	Scott Gieselman
Title:	Manager

Signature Page

First Amendment to Amended and Restated Limited Liability Company Agreement of

Rice Energy Holdings LLC

IN WITNESS WHEREOF, the Board hereby acknowledges the execution of this Amendment as of the date first written above.

BOARD OF MANAGERS OF
RICE ENERGY HOLDINGS LLC

/s/ Daniel J. Rice IV
Daniel J. Rice IV

/s/ Toby Z. Rice
Toby Z. Rice

/s/ Daniel J Rice III
Daniel J Rice III

Signature Page

First Amendment to Amended and Restated Limited Liability Company Agreement of

Rice Energy Holdings LLC